Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Inna Vyadro	Paul Brauneis
Director of Investor Relations	Chief Financial Officer
Avici Systems	Avici Systems
978-964-2000	978-964-2000
ivyadro@avici.com	pbrauneis@avici.com

Avici Systems Names Interim CEO

William Leighton to Replace Steven Kaufman

North Billerica, MA, November 15, 2004— Avici Systems Inc. (NASDAQ: AVCI), today announced that its Board of Directors has appointed Dr. William Leighton, a current member of Avici’s Board, to serve as interim Chief Executive replacing Steven Kaufman.

Surya Panditi, Chairman of the Board, commented, “the Board’s decision was prompted by the rapidly changing landscape in the telecommunications equipment business.”

Mr. Panditi continued, “I am very pleased that Bill has chosen to accept this role under difficult circumstances. Bill’s background and expertise in network research and design, and in the development of IP networks and services is exceptionally well suited to guide Avici’s strategic direction going forward.”

Dr. Leighton joined Avici’s Board in May of this year upon retirement from AT&T where he spent 27 years at AT&T Labs and Bell Labs. Most recently, Dr. Leighton served as Vice President of Research, and previously as Vice President of Network Development, where he led the design and development of AT&T’s IP and data networks and services.

About Avici Systems

Avici Systems Inc., headquartered in North Billerica, Mass., is a leading provider of purpose-built carrier-class routing solutions for the Internet. Avici’s family of routers is designed to meet carrier requirements for the highest scalability, reliability and network availability, while lowering the total cost of building and operating their networks. The company’s routing systems provide new IP solutions to some of the world’s leading service providers. For more information, please visit us at www.avici.com.

Avici is a trademark of Avici Systems Inc.

This release contains information about Avici’s future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, market acceptance of Avici products, services and enhancements, customer purchasing patterns and commitments, development of the market place, product development and enhancement, intensity of competition of other vendors, technological changes, reliance on distribution partners, risks associated with international expansion, and other risks set forth in Avici’s filings with the Securities and Exchange Commission.